EXHIBIT 8.1
[Greenberg Traurig, P.A. Letterhead]
October 15, 2007
Equity One, Inc.
1600 N.E. Miami Gardens Drive
North Miami Beach, FL 33179
     Re: Equity One, Inc. — Registration Statement on Form S-4
Ladies and Gentlemen:
     We have acted as counsel to Equity One, Inc. (the “Company”), a Maryland corporation, and each of the subsidiaries of the Company named in the Registration Statement described below (the “Guarantors”) that are party, along with U.S. Bank National Association, to the Supplemental Indenture No. 11 dated as of April 18, 2007 (the “Supplemental Indenture”) to the Indenture dated as of September 9, 1998 (as amended and supplemented through the date hereof, including without limitation pursuant to the Supplemental Indenture), in connection the Company’s offer to exchange its outstanding original 6.00% Senior Notes due 2017 for new 6.00% Senior Notes due 2017 (the “Exchange Notes”) unconditionally guaranteed as to the payment of principal and interest (those guarantees, collectively with the Exchange Notes, the “Securities”) by the Guarantors. The Securities are being offered for exchange pursuant to the registration statement on Form S-4 to be filed on or about the date hereof (the “Registration Statement”) by the Company and the Guarantors, under the Securities Act of 1933, as amended, and the prospectus contained therein (the “Prospectus”).
     In rendering our opinions, we have examined those documents we have deemed appropriate, including, but not limited to, (i) the charter and bylaws of the Company and corresponding organizational documents for each wholly owned Subsidiary of the Company owned by the Company on or after January 1, 1997 through the date of this letter, as amended and supplemented to the date hereof; (ii) the Registration Statement and the Prospectus as amended or supplemented to the date hereof; (iii) an amended or supplemented registration statement on Form S-4 filed with the Securities and Exchange Commission by the Company on December 11, 2002, as amended by the Amendment No. 1 to that registration statement filed by the Company on December 24, 2002; (iv) the Company’s Annual Reports on Form 10-K, as amended on Form 10-K/A when applicable, for the fiscal years ended December 31, 1998 through December 31, 2006; (v) the Company’s Quarterly Reports on Form 10-Q, as amended on Form 10-Q/A when applicable, for the quarterly periods ended March 31, 1998 through June 30, 2007; (vi) Schedule 13D reports filed with the SEC on behalf of certain stockholders of the Company from October 4, 2000 through the date of this letter; (vii) Schedule 13G reports

Equity One, Inc.
October 15, 2007

filed with the Commission on behalf of certain stockholders of the Company from December 16, 1998 through the date of this letter; (viii) selected leases and financial statements for properties held directly or indirectly by the Company from 1997 through the date of this letter; (ix) the Company’s U.S. federal income tax returns for the taxable years ending December 31, 1997 through 2006; (x) the organizational documents for certain of the entities that are treated as partnerships for federal income tax purposes in which the Company or a wholly owned Subsidiary of the Company has been a party; (xi) the Company’s Dividend Reinvestment and Stock Purchase Plan and the prospectus included therein, as amended; (xii) the Company’s 1995 Stock Option Plan, as amended; (xiii) the Company’s Amended and Restated 2000 Executive Incentive Compensation Plan, as amended; (xiv) a list of marketable stocks and securities held by the Company as of various dates from March 1999 through August 31, 2007; (xv) the shareholder demand letters described in Treasury regulation section 1.857-8 and the responses that have been received in respect of those letters for the taxable years 1997 through 2005; (xvi) the Company’s corporate structure in the years 1997 through 2001 as described in letters to the Company’s accountants from counsel to the Company; (xvii) certain promissory notes held by the Company on or after January 1, 2000; (xviii) a Stockholders Agreement among certain of the stockholders of the Company as originally executed on October 4, 2000 and as amended thereafter; and (xix) certain memoranda to the Company from its accounting firm with respect to tax matters.
     In addition, we have received and reviewed information from the Company and from direct and indirect corporate stockholders of the Company with respect to the direct and indirect ownership of the common stock of the Company up to the date of the merger of IRT Property Company into the Company on February 12, 2003. Further, we have obtained additional information and representations as we have deemed relevant and necessary through consultation with officers of the Company, including representations to us as described in a certificate, a true and correct copy of which is attached hereto as Annex A (the “Certificate”). We have assumed that all representations, statements and other information in each of the documents we have reviewed (including the Registration Statement, the Prospectus and, with your consent, the Certificate) and all of the other information we have received (other than legal conclusions with respect to U.S. federal income tax matters in the Registration Statement and Prospectus) are true, correct and complete and that all obligations imposed by any of those documents on the parties thereto have been or will be performed or satisfied in accordance with their terms. We have made no independent investigation into the truth, accuracy or completeness of any of the representations or statements in any of those documents or of any of the other information we have received or into the performance or satisfaction of any obligations imposed by any of those documents. Any variation or difference in the facts from those set forth or assumed herein may affect the conclusions stated herein. We have assumed further that no actions will be taken by the Company on or after the date hereof that would have the effect of altering the facts upon which the opinions are based.
     In rendering our opinions, we have not undertaken to review the status of IRT Property Company as a REIT at any time on or before its merger into the Company on February 12, 2003, as you have advised us that we may assume that IRT Property

Equity One, Inc.
October 15, 2007

Company qualified as a REIT at the time of that merger. In addition, with respect to 2007, as well as later years, we note that the Company’s status as a REIT at any time during the year is dependent upon, among other things, the Company meeting the requirements of Sections 856 through 860 of the Code through the year and for the year as a whole. With respect to the taxable year that will end December 31, 2007, as well as later years, because the Company’s satisfaction of the requirements to be a REIT will depend upon future events, it is not possible to provide assurance that the Company will satisfy the requirements to be a REIT during any of those taxable years. Notwithstanding the foregoing, nothing has come to our attention that would indicate that the Company will not be able to satisfy those requirements for the taxable year that will end December 31, 2007.
     In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of those latter documents. We have made no examination or investigation to verify the accuracy or completeness of any financial, accounting or statistical information set forth or incorporated by reference in the Registration Statement or the Prospectus or with respect to any other accounting or financial matters.
     Our opinions are based, in part, upon relevant legal authority in effect as of the date hereof. We provide no assurance that the legal authority upon which our opinions are based will not be amended, revoked or modified (with or without retroactive effect) in a manner that would affect or change our conclusions. It should be noted that the Internal Revenue Service has not yet issued regulations or administrative interpretations with respect to various provisions of the Code relating to REITs, and any future regulations or administrative interpretations could be retroactive. Furthermore, should any of the assumptions (including, without limitation, assumptions with respect to the performance or satisfaction of any obligations imposed by any of the documents set forth above), representations, statements of fact or other information set forth or referred to above prove to be inaccurate, our opinions might be adversely affected and may not be relied upon. Our opinions are not binding on the Internal Revenue Service or a court. Our opinions represent only our best legal judgment on the matters presented and have no binding effect or official status of any kind, and others may disagree with our conclusions. Thus, there can be no assurance that the Internal Revenue Service will not take contrary positions or that a court would agree with our opinions if the matter were litigated.
     Based on the foregoing, in reliance thereon and subject thereto, and based on the Code, the Treasury regulations promulgated thereunder, administrative pronouncements of the Internal Revenue Service and judicial decisions, all as in effect on the date hereof, it is our opinion that:
     1. The statements set forth in the Prospectus under the caption “Certain Federal Income Tax Considerations,” insofar as they purport to describe the matters of law referred to therein, represent the material U.S. federal income tax considerations relevant to purchasers of stock or securities of the Company.

Equity One, Inc.
October 15, 2007

     2. Commencing with the Company’s taxable year beginning January 1, 1995, the Company has been organized and operated in conformity with the requirements of the Code for qualification as a “real estate investment trust” (“REIT”) for U.S. federal income tax purposes for its taxable years ended December 31, 1995 through 2006, and, based on our review of the items described below in connection with the rendering of these opinions, the Company’s method of operation will enable it to continue to satisfy the requirements for qualification and taxation as a REIT under the Code for U.S. federal income tax purposes.
     The foregoing opinions are limited to the matters expressly set forth, and no opinion is to be implied or inferred beyond the matters expressly stated.
     Our opinions speak only as of the date hereof and are based solely on legal authorities as they currently exist, and we assume no obligation to update or supplement these opinions.
     These opinions are furnished to you solely for use in connection with the Registration Statement and the Prospectus. We hereby consent to the filing of this letter as an exhibit to the Registration Statement.
Very truly yours,
GREENBERG TRAURIG, P.A.
By: /s/ Charles E. Stiver, Jr.